EXHIBIT 99.1

Counter Press Acquisition Corp Intends to Dissolve and Liquidate

NEW YORK, Feb. 10, 2023 (GLOBE NEWSWIRE) -- Counter Press Acquisition Corp. (the “Company”)(Nasdaq: CPAQ) announced the following today:

February 10, 2023 16:05 ET | Source: Counter Press Acquisition Corp

Counter Press Acquisition Corp. (the “Company”)(Nasdaq: CPAQ) announced the following today:

●	The Company anticipates that the Company cannot consummate an initial business combination within the time period required by its Amended and Restated Memorandum and Articles of Association.

●	Accordingly, the Company intends to dissolve and liquidate in accordance with the provisions of its Amended and Restated Memorandum and Articles of Association.

●	As part of that dissolution and liquidation, the Company will redeem all of the outstanding shares of Class A ordinary share that were included in its initial public offering (the “Public Shares”) at a per-share redemption price of approximately $10.15.

As of the close of business on or before February 27, 2023, the Public Shares will represent the right to receive the redemption amount. Upon redemption such Public Shares will be deemed cancelled.

To provide for fund disbursements from the trust account, the Company has instructed the trust account’s trustee to take all necessary actions to liquidate the trust account. The trust account’s proceeds will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares.

Record holders may redeem their shares for their pro-rata portion of the trust account’s proceeds by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action to receive the redemption amount. The redemption of the Public Shares is expected to be completed on February 27, 2023.

The Company’s initial stockholders have waived their redemption rights with respect to its outstanding ordinary shares issued before the Company’s initial public offering.

About Counter Press Acquisition Corp.

The Company is a blank-check company organized to effect a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs and reasonable assumptions of management, and actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements after the date of this release, except as required by law.

SOURCE Counter Press Acquisition Corp.